Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-227154 on Form S-4 of our report dated March 16, 2018 relating to the consolidated financial statements of SmartFinancial, Inc., for the years ended December 31, 2017 and December 31, 2016, and to the effectiveness of internal controls over financial reporting for the year ended December 31, 2017, appearing in the proxy statement/prospectus, which is part of this registration statement. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ Mauldin & Jenkins, LLC

Mauldin & Jenkins, LLC
Chattanooga, Tennessee
September 10, 2018